EXHIBIT 99.1

Point Therapeutics Achieves Interim Tumor Response Criteria in Phase 2 Non-Small Cell Lung Cancer Study; Company Advances Talabostat to
Second Stage of Study

    BOSTON--(BUSINESS WIRE)--Nov. 30, 2004--Point Therapeutics, Inc. (NASDAQ:POTP) today announced that it has successfully completed the first stage of the Company's Phase 2 clinical study in Stage IIIB/IV non-small cell lung cancer. The pre-established tumor response criteria have been met, allowing the Company to continue with the second stage of the study. This study is evaluating the Company's oral lead product candidate, talabostat (PT-100), in combination with Taxotere(R) in patients with advanced NSCLC who have failed a prior platinum-containing regimen.
    Of the first 20 patients enrolled in the study, a tumor reduction of at least 50 percent was observed in two patients. The Phase 2 study design, utilizing the two-stage approach developed by Richard Simon of the National Cancer Institute, requires that two patients of the first 21 evaluable patients have at least a 50 percent reduction in tumor size in order for the study to advance to the second stage. In addition, preliminary data on the secondary endpoint of time-to-tumor progression (TTP), show that the median TTP in the first 20 patients is currently 24 weeks, compared to the historically reported median TTP of 14 weeks in patients with advanced NSCLC who receive Taxotere(R) as a single agent. Of the 20 patients, 13 failed one prior treatment regimen while 7 failed two prior treatment regimens. Currently six patients, including four with stable disease, are continuing to receive talabostat as a single agent beyond the six cycles of Taxotere(R) treatment. The preliminary safety profile of talabostat in this study is consistent with that reported in previous Phase 1 studies.
    The trial is an open-label, single-arm study in up to 41 patients with unresectable metastatic NSCLC who have failed no more than two prior treatment regimens, with one of them being a platinum-containing regimen. The primary study endpoint is tumor response with secondary endpoints of TTP, duration of tumor response, survival and incidence of severe neutropenia and anemia. Study medication is being given in three week cycles for up to six cycles with talabostat being administered orally for 14 consecutive days following each dose of Taxotere(R). After the sixth cycle, patients are allowed to continue to receive talabostat as a single agent.
    "Many of my patients in this study have stable disease well beyond the typical time period that you would expect to see if these patients were receiving Taxotere(R) as a single agent," commented Dr. Casey Cunningham, one of the lead investigators in this study, from the Mary Crowley Medical Research Center in Dallas, Texas.
    "We are extremely pleased and excited with the results that we have seen thus far in the NSCLC study", said Don Kiepert, President and CEO of Point Therapeutics. "We feel that reaching the 'go' decision for the second stage of the NSCLC study is a significant developmental milestone in our talabostat program. Additionally, we plan to report the interim 'go/no go' decisions in our two on-going Phase 2 metastatic melanoma studies in the first quarter of 2005 and our on-going Phase 2 chronic lymphocytic leukemia study in the second quarter of 2005."
    Talabostat is an inhibitor of dipeptidyl peptidases, such as fibroblast activation protein (FAP), found in the stroma of epithelial tumors. The Company has shown in previous human and animal studies that cytokines and chemokines associated with anti-tumor effects and the mobilization of the key cellular components of the immune system are up-regulated following the administration of talabostat.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancers, certain hematopoietic disorders, type 2 diabetes, and as vaccine adjuvants. Point's lead product candidate, talabostat, is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of certain malignant tumors and to accelerate the reconstitution of the hematopoietic system.
    In 2004, Point initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in patients with advanced chronic lymphocytic leukemia. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             The Trout Group
             Investor Relations:
             Ritu Baral, 212-477-9007 ext. 25